Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2006 FOURTH QUARTER AND FISCAL YEAR

RESULTS AND PROVIDES INITIAL 2007 GUIDANCE

Financial and Operating Highlights – 2006 Fourth Quarter vs. 2005 Fourth Quarter

•	Loss per share of $1.53 vs. earnings per share of $2.22 last year

•	Net loss of $98.4 million compared to net income of $154.9 million

•	$290.7 million of charges related to inventory impairments, land deposit write-offs, and joint venture and goodwill impairments

•	Homebuilding revenues of $1.2 billion compared to $1.3 billion last year

•	3,083* new home deliveries, down 13% from 3,558* last year

•	Homebuilding gross margin of 2.5% (19.2%** excluding the $203.3 million inventory impairment charge) vs. 27.7% last year

•	Adjusted Homebuilding EBITDA*** of $165.8 million and an EBITDA margin of 13.6%

•	1,296* net new home orders, down 40% year-over-year, and quarter-end backlog of 2,639* homes, valued at $923 million

Financial and Operating Highlights – 2006 Fiscal Year vs. 2005 Fiscal Year

•	Earnings per share of $1.85 vs. $6.30 last year

•	Net income of $123.7 million compared to $441.0 million last year

•	$370.6 million of charges related to inventory impairments, land deposit write-offs, and joint venture and goodwill impairments

•	Homebuilding revenues of $3.9 billion vs. $4.0 billion

•	10,487* new home deliveries compared to 11,411* last year

•	Homebuilding gross margin of 18.3% (24.8%** excluding the $255.8 million inventory impairment charge) vs. 27.2%

•	Adjusted Homebuilding EBITDA*** of $706.3 million and an EBITDA margin of 17.9%

•	Total shareholders’ equity increased to $1.8 billion, or $27.39 per share, a 6% increase year-over-year in our book value per share

Initial EPS Guidance for 2007 of $1.75 per share on 8,700* deliveries

* Excludes the Company’s unconsolidated joint ventures.

** The Company’s reported homebuilding gross margin for the 2006 full year and fourth quarter was $721.7 million, or 18.3%, and $30.9 million, or 2.5%, respectively, and after adding back the inventory impairment charges of $255.8 million and $203.3 million, respectively, the Company’s homebuilding gross margin would have been $977.5 million, or 24.8%, and $234.2 million, or 19.2%, respectively.

*** For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

IRVINE, CALIFORNIA, February 1, 2007, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2006 fourth quarter and fiscal year operating results. The net loss for the quarter ended December 31, 2006 was $98.4 million, or $1.53 per diluted share, compared to net income of $154.9 million, or $2.22 per diluted share, in the year earlier period. Homebuilding revenues for the 2006 fourth quarter were $1.2 billion versus $1.3 billion last year. The Company’s results for the 2006 fourth quarter include non-cash pretax impairment charges of $290.7 million, or $2.73 per diluted share after tax, of which $203.3 million related to consolidated real estate inventories, $26.3 million related to the write-off of option deposits and preacquisition costs for abandoned projects, $41.5 million related to our share of joint venture inventory impairment charges, and $19.6 million related to impairments of goodwill.

Net income for the year ended December 31, 2006 was $123.7 million, or $1.85 per diluted share, compared to $441.0 million, or $6.30 per diluted share, in the year earlier period. Homebuilding revenues for the year totaled $3.9 billion versus $4.0 billion last year. The Company’s results for the year include non-cash pretax impairment charges of $370.6 million, or $3.54 per diluted share after tax, of which $255.8 million related to consolidated real estate inventories, $52.6 million related to the write-off of option deposits and preacquisition costs for abandoned projects, $42.5 million related to our share of joint venture inventory impairment charges, and $19.6 million related to impairments of goodwill.

“While our revenue total for the year of $3.9 billion was slightly below the record level achieved in 2005, our bottom line results fell far short of our expectations for the year,” commented Stephen J. Scarborough, Chairman and CEO of the Company. “The sudden and swift decline in demand in most of the major housing markets across the country last year gave rise to significant price reductions and incentives to move inventory which quickly eroded our margins and triggered asset impairments and land deposit write-offs. Notwithstanding the challenges that we faced and the asset impairment charges that we took during the year, however, we were able to increase our book value per share 6% year-over-year to $27.39 at December 31, 2006.”

“As demand in our markets decreased and our volumes slowed during the year, we implemented a plan to adjust our operating strategy, transitioning from a focus on growth and diversification to an emphasis on strengthening our balance sheet and improving our liquidity. Through this effort we reduced our net homebuilding leverage by 270 basis points during the fourth quarter, we reduced our lot position by nearly 20% year-over-year, including a meaningful reduction in the allocation of capital to land acquisitions beginning in the second half of 2006, and we made significant adjustments to the carrying value of our lot positions and projects both on and off our balance sheet. And, while we believe the Company has been consistent over the years in maintaining an efficient overhead structure, we made the necessary adjustments to right-size the organization to respond to lower volume levels in the near term.”

“Going forward, we will continue to carefully manage our speculative starts and the timing of our new community openings to better align production with sales while closely monitoring our dollar investment in inventory. During 2007, we expect to continue to reduce the level of investment in our homebuilding inventories, using the cash generated to pay down debt and reduce leverage to the lower end of our target range of 45% to 55% by year-end, while at the same time working to bring our lot supply closer to our long-term target range of 3 to 4 years.”

“As a result of the Company’s efforts to strengthen our balance sheet and improve our liquidity during the year, we increased the available commitment under our revolving credit facility from $925 million to $1.1 billion, while at the same time adding a new accordion feature allowing us to expand the facility up to $1.5 billion, subject to availability. In addition, we issued $350 million of new term loans earlier in the year to free up additional borrowing capacity under the revolver. And, while we believe in the long-term value of our share price, as evidenced by the repurchase of 3.3 million shares of our stock during the first half of the year, we have suspended further buybacks under the remaining authorization until we reach our leverage and liquidity goals and the outlook for the housing market is improved.”

Mr. Scarborough continued, “Although it is too early to predict when housing market conditions will improve, we did see a modest increase in our sales absorption rates and a decrease in our cancellation rate during the fourth quarter as compared to the 2006 third quarter despite the normal seasonal slowdown at year-end. While these improvements were clearly the result of adjustments to our pricing strategy, it does show that there is demand at the right price. We believe many prospective homebuyers are waiting on the sidelines for signs of a stabilized pricing environment as economic conditions remain healthy and interest rates are still relatively attractive.”

“Because of the challenging market conditions we are currently facing, providing guidance for 2007 with any degree of certainty is difficult. With that being said, our current 2007 business plan reflects $3.2 to $3.3 billion in homebuilding revenues from approximately 8,700 new home deliveries while generating earnings of approximately $1.75 per share. For the 2007 first quarter we are projecting earnings of $0.25 per share from approximately 1,650 new homes and revenues of $600 million. Our guidance for 2007 does not reflect additional inventory impairment charges or write-offs of land deposits and preacquisition costs for abandoned projects. If general or local market conditions deteriorate further, or our competitors change their pricing strategies, we may have to further reduce home prices or adjust our discounts and concessions which may, in turn, trigger additional impairments.”

Mr. Scarborough concluded, “2006 was clearly a year of transition from the robust growth of the first half of this decade to the market realities we currently face. And while there is uncertainty as we begin 2007, we approach the new year focused on positioning the Company to weather the current downturn, while strengthening our balance sheet.”

Homebuilding Operations

The Company generated a pretax loss of $167.5 million from its homebuilding operations in the 2006 fourth quarter compared to pretax income of $247.9 million in the year earlier period. The $415.4 million decrease in pretax operating results was driven by a 4% decrease in homebuilding revenues to $1.2 billion, a significant drop in our homebuilding gross margin percentage, a $62.5 million decrease in joint venture income(loss) and a $43.1 million increase in other expense. These negative trends were partially offset by a year-over-year decrease in the Company’s SG&A rate from 10.5% to 10.0%. The Company’s homebuilding operations for the 2006 fourth quarter include a non-cash pretax inventory impairment charge of $203.3 million, which is included in cost of sales, a $41.5 million pretax inventory impairment charge related to the Company’s unconsolidated joint ventures, which is included in joint venture income(loss), a $26.3 million pretax charge related to the write-off of option deposits and preacquisition costs for abandoned projects, which is included in other expense, and a $19.6 million pretax charge related to goodwill impairments, which is also included in other expense.

Homebuilding revenues for the 2006 fourth quarter decreased 4% to $1.2 billion from $1.3 billion last year. The decrease in revenues was primarily attributable to a 13% decrease in new home deliveries (exclusive of joint ventures), partially offset by an 11% increase in our consolidated average home price to $390,000.

The 13% decrease in new home deliveries company wide was influenced by the following regional changes. During the 2006 fourth quarter, the Company delivered 876 new homes in California (exclusive of joint ventures), an 11% decrease from the 2005 fourth quarter. Deliveries were off 11% in Southern California to 687 new homes (excluding 49 joint venture deliveries) reflecting the slowdown in order activity earlier in 2006, combined with an increase in the region’s cancellation rate during the same time period. Deliveries were down 14% in Northern California to 189 new homes (excluding 49 joint venture deliveries), which primarily reflects the slowdown in new home demand that began to surface in the region in the second half of 2005. On a positive note, our backlog conversion rate in California was in excess of 100% as a result of our push to move standing units and compete aggressively for new orders including sales that would deliver during the quarter. In Florida, the Company delivered 654 new homes in the fourth quarter of 2006, representing a 37% year-over-year decline. The lower Florida delivery total was due to a weakening in housing demand beginning in late 2005 combined with a meaningful increase in the state’s cancellation rate. In Arizona, the Company delivered 637 homes (excluding 4 joint venture deliveries) during the 2006 fourth quarter, a 15% increase from the 2005 fourth quarter. While the Phoenix and Tucson markets have experienced similar declines in new home demand, including increased cancellation rates, as many of our other markets have, these two divisions were able to convert a significant portion of their still sizeable backlogs during the fourth quarter while also aggressively discounting standing speculative units resulting in additional fourth quarter deliveries. In the Carolinas, deliveries were off 17% to 291 new homes driven by a 46% decrease in deliveries in Raleigh, partially offset by a 32% increase in deliveries in Charlotte. New home deliveries were up 3% in Texas to 521 new homes, driven by improved market conditions in Dallas and Austin earlier in 2006, offset in part by a decrease in deliveries from our San Antonio division which began to experience a softening of demand in the second half of 2006. Deliveries were off 15% in Colorado to 104 new homes for the quarter.

During the 2006 fourth quarter, the Company’s average home price increased 11% to $390,000. The Company’s regional average home prices changed as follows. Our average home price in California was $702,000 for the fourth quarter of 2006, a 2% increase from the year earlier period. The slightly higher average home price was primarily due to a greater delivery mix of more expensive homes from the Company’s Orange County, Ventura, and San Diego divisions in Southern California. Our average price in Florida was up 23% from the year ago period to $295,000, and primarily reflects the impact of general price increases throughout the state in 2005 and a shift in product mix. Our average price in Arizona was up 28% to $304,000, primarily reflecting the strong level of price appreciation experienced in Phoenix during most of 2005. Our average price was up 24% in the Carolinas and primarily reflected a change in delivery mix towards larger, more expensive homes. Our average price in Texas of $212,000 was up 15% year-over-year and reflects a greater percentage of deliveries from Dallas and Austin which deliver more expensive homes than our San Antonio operation. Companywide, we expect that our full-year average new home price will increase slightly to approximately $375,000 in 2007. We are projecting a 2007 first quarter average home price of $365,000 to $370,000, up 4% over the 2006 first quarter average. Both of these projected increases are due to changes in our product and geographic mix.

The Company’s 2006 fourth quarter homebuilding gross margin percentage was down year-over-year to 2.5% from 27.7% in the year earlier period. The 2006 fourth quarter gross margin reflects a $203.3 million pretax inventory impairment charge which related primarily to projects in California, Arizona and Nevada, and to a lesser degree, impairment charges in Florida and Texas. Excluding the inventory impairment charge, our homebuilding gross margin would have been 19.2%. The decrease in the year-over-year gross margin percentage, as adjusted, was driven by lower gross margins across most of our markets, most notably in California and Arizona. The decrease in these markets was driven by increased incentives and discounts resulting from weakening demand during the year creating a much more competitive market for new homes. Margins in the Company’s Dallas, Austin and Charlotte divisions, however, continued to improve. Our homebuilding gross margin percentage for 2007 is expected to be approximately 18% to 18.5%, while our margin for the 2007 first quarter is expected to be in the range of 19% to 20%. As previously mentioned, our guidance for 2007 does not reflect any additional impairment charges.

Selling, general and administrative expenses (including corporate G&A) for the 2006 fourth quarter decreased 50 basis points to 10.0% of homebuilding revenues, which was well below our guidance of 12.0% for the quarter. The lower level of SG&A expenses as a percentage of homebuilding revenues was primarily due to a decrease in G&A expenses principally as a result of a reduction in incentive-based compensation tied to the lower level of homebuilding profits, partially offset by an increase in sales and marketing costs, particularly advertising and commissions, as a result of our focus on generating sales during these challenging market conditions. Our projected SG&A rate for 2007 is expected to be approximately 13.0% to 13.5%, while the 2007 first quarter rate is expected to be approximately 15.0% to 16.0% as a result of the seasonally lower level of new home deliveries and revenues.

The Company recognized a $34.7 million loss from unconsolidated joint ventures during the quarter compared to income of $27.8 million in the 2005 fourth quarter. The loss in 2006 reflects a $41.5 million pretax charge related to the Company’s share of joint venture inventory impairments. For the quarter, approximately $3.6 million of joint venture income was generated from land sales to other builders while $3.7 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 142 new homes in the 2006 fourth quarter versus 70 last year. For 2007, we are projecting approximately $30 million in total joint venture income of which $19 million is expected to be generated from approximately 800 to 850 new home deliveries and approximately $11 million is projected from profits related to land sales to other builders. For the 2007 first quarter, we are projecting approximately $6 million in total venture income, of which $2 million is expected to be generated from the delivery of approximately 90 joint venture homes and approximately $4 million is projected from venture land sale income.

Included in other expense for the 2006 fourth quarter is a pretax charge of approximately $26.3 million related to the write-off of deposits and capitalized preacquisition costs for abandoned projects and $19.6 million related to the impairment of goodwill.

Net new orders companywide (excluding joint ventures) for the fourth quarter of 2006 totaled 1,296 homes, a 40% decrease from the 2005 fourth quarter, while gross orders were off 21% year-over-year. The Company’s consolidated cancellation rate for the 2006 fourth quarter was 43% of gross orders during the quarter compared to 25% in the 2005 fourth quarter and 50% in the 2006 third quarter, while the Company’s cancellation rate as a percentage of beginning backlog for the quarter was 22% compared to 9% last year. The overall decline in unit orders resulted from the continued weak demand for homes in the Company’s three largest markets, California, Florida and Arizona. The declining level of demand in these markets is generally attributable to reduced housing affordability, modestly higher mortgage interest rates, and increased levels of new and existing homes for sale. These conditions have contributed to an erosion of homebuyer confidence in these markets.

Net new home orders were off 27% year-over-year for the fourth quarter in Southern California on a 31% higher average community count. The lower level of sales activity in Southern California was due to a weakening in buyer demand across all divisions in the region. On a positive note, the region’s fourth quarter cancellation rate dropped measurably from the third quarter to 36%, which was also in line with the 2005 fourth quarter rate. The Company did see a marked improvement in net new order activity from the third quarter, which reflects the Company’s more aggressive pricing strategy aimed at achieving a higher monthly absorption rate. In Northern California, net new home orders were up 94%

on an 83% higher average community count. While conditions remain challenging in all four of our Northern California divisions, we also had some success during the quarter with improved sales year-over-year and quarter-over-quarter as a result of our focus on increasing traffic and orders through a more competitive pricing strategy. Our cancellation rate of 25% for the 2006 fourth quarter was less than half the rate during the 2006 third quarter and the lowest level since the second quarter of 2005.

Net new home orders were down 71% in Florida for the fourth quarter on a 6% lower community count. The year-over-year decrease in Florida order activity reflects further deterioration in buyer demand, and a threefold increase in our cancellation rate. The most notable year-over-year change in Florida has been in our Tampa division where housing market conditions began to change rather dramatically at the end of the 2006 second quarter. Since Tampa is our largest division in Florida, the slowdown in that market has meaningfully impacted our statewide totals.

In Arizona, net new home orders were down 80% for the fourth quarter on a 22% higher average community count. The Phoenix market continues to experience extremely challenging market conditions for new and existing homes as evidenced by the continued surge in our cancellation rate during the 2006 fourth quarter and the increasing need for meaningful incentives to sell homes.

Orders were up 25% in the Carolinas on a 29% higher community count, and down 30% in Texas on a 3% higher average community count for the fourth quarter. In Colorado, orders were down 22% on an 8% higher community count. Housing market conditions in the Company’s Texas and Carolina markets have slowed somewhat recently but are still at satisfactory levels, while housing market conditions in Colorado remain challenging.

The 2006 fourth quarter backlog of 2,639 presold homes (excluding 194 joint venture homes) was valued at $923 million (excluding $107 million of joint venture backlog), a decrease of 59% from the December 31, 2005 backlog value, and reflects the meaningful slowdown in order activity during 2006, including an increase in our cancellation rate.

The Company ended the quarter with 208 active selling communities (excluding 15 joint venture communities), a 15% increase over the year earlier period. The Company is projecting to open approximately 100 new communities during 2007 compared to 88 in 2006. The Company is targeting approximately 250 communities by the end of 2007, representing a 20% year-over-year increase.

Financial Services

In the 2006 fourth quarter, the Company’s financial services subsidiary generated pretax income of $3.9 million compared to $1.2 million in the year earlier period. The increase in profitability was driven primarily by an increase in margins (in basis points) on loans sold combined with a higher level of loan sales, partially offset by a decline in the amount of net interest income earned on loans held for sale.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions operating in conjunction with our homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 25% to $476,000. The lower level of income was due to the declining level of new home deliveries combined with the transition of the Company’s Colorado operations during 2006 from a joint venture arrangement to the Company’s wholly owned financial services subsidiary.

Income Taxes

The Company’s effective income tax rate (benefit) for the 2006 fourth quarter was (39.6%) versus 38.0% for the year earlier period. The higher benefit rate in 2006 relative to the effective tax rate in 2005 was attributable to the better than anticipated impact of the IRC Section 199 Domestic Production Activities Deduction which was effective for tax years beginning in 2005. Going forward the Company anticipates that its effective income tax rate will be in the range of 37.5% to 38.0%.

Earnings Conference Call

A conference call to discuss the Company’s 2006 fourth quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, February 2, 2007. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir . The call will also be accessible via telephone by dialing (800) 946-0713 or (719) 457-2642. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (Passcode: 4187169).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 93,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: orders and backlog; adjustments to right-size the organization; management’s intent to carefully manage speculative starts and the timing of new community openings; the intended reduction of inventories and use of proceeds to reduce debt and leverage, while reducing lot supply; the suspension of further stock buybacks until leverage and liquidity goals have been reached and the outlook for the housing market is improved; management’s belief that there is demand for housing at the right price and that many prospective homebuyers are waiting on the sidelines for signs of a stabilized pricing environment; positioning the Company to weather the current downturn, while strengthening its balance sheet; housing market conditions; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries, revenues and income tax rate; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10Q for the quarter ended September 30, 2006. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Homebuilding:	(Unaudited)		(Unaudited)
Revenues	$1,222,109	$1,267,716	$3,939,121	$3,993,082
Cost of sales	(1,191,223)	(916,073)	(3,217,423)	(2,908,422)

Gross margin	30,886	351,643	721,698	1,084,660

Selling, general and administrative expenses	(122,305)	(133,239)	(472,129)	(439,850)
Income (loss) from unconsolidated joint ventures	(34,688)	27,774	(3,791)	58,944
Other income (expense)	(41,417)	1,692	(60,720)	746

Homebuilding pretax income (loss)	(167,524)	247,870	185,058	704,500

Financial Services:
Revenues	8,720	4,622	24,866	17,359
Expenses	(4,854)	(3,403)	(19,438)	(13,901)
Income from unconsolidated joint ventures	476	635	1,911	2,252
Other income	386	138	1,336	604

Financial services pretax income	4,728	1,992	8,675	6,314

Income (loss) before taxes	(162,796)	249,862	193,733	710,814
Benefit (provision) for income taxes	64,390	(94,970)	(70,040)	(269,830)

Net income (loss)	$(98,406)	$154,892	$123,693	$440,984

Earnings (Loss) Per Share:
Basic	$(1.53)	$2.29	$1.90	$6.52
Diluted	$(1.53)	$2.22	$1.85	$6.30
Weighted Average Common Shares Outstanding:
Basic	64,363,447	67,631,302	65,187,469	67,621,717
Diluted	64,363,447	69,775,652	66,756,286	69,969,466
Cash dividends per share	$0.04	$0.04	$0.16	$0.16

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
New homes delivered:
Southern California	687	769	2,060	1,993
Northern California	189	220	643	1,173

Total California	876	989	2,703	3,166

Arizona	637	553	1,633	2,014
Texas	521	504	1,967	1,162
Colorado	104	123	466	461

Total Southwest	1,262	1,180	4,066	3,637

Florida	654	1,038	2,710	3,576
Carolinas	291	351	1,008	1,032

Total Southeast	945	1,389	3,718	4,608

Consolidated total	3,083	3,558	10,487	11,411

Unconsolidated joint ventures:
Southern California	49	22	93	66
Northern California	49	44	118	203
Arizona	4	4	24	14
Illinois	40	—	41	—

Total unconsolidated joint ventures	142	70	276	283

Total (including joint ventures)	3,225	3,628	10,763	11,694

Average selling prices of homes delivered:
Southern California	$732,000	$685,000	$718,000	$683,000
Northern California	$594,000	$695,000	$701,000	$675,000
Total California	$702,000	$687,000	$714,000	$680,000
Arizona	$304,000	$237,000	$299,000	$216,000
Texas	$212,000	$185,000	$201,000	$204,000
Colorado	$315,000	$308,000	$312,000	$320,000
Total Southwest	$267,000	$222,000	$253,000	$225,000
Florida	$295,000	$240,000	$279,000	$231,000
Carolinas	$204,000	$165,000	$193,000	$160,000
Total Southeast	$267,000	$221,000	$255,000	$215,000
Consolidated (excluding joint ventures)	$390,000	$351,000	$373,000	$347,000
Unconsolidated joint ventures	$580,000	$798,000	$656,000	$732,000
Total (including joint ventures)	$399,000	$360,000	$380,000	$357,000
Net new orders:
Southern California	293	404	1,246	2,330
Northern California	151	78	444	732

Total California	444	482	1,690	3,062

Arizona	99	497	898	1,976
Texas	304	434	1,722	1,378
Colorado	72	92	404	460
Nevada	7	—	11	—

Total Southwest	482	1,023	3,035	3,814

Florida	132	458	1,131	3,049
Carolinas	238	191	994	1,074

Total Southeast	370	649	2,125	4,123

Consolidated total	1,296	2,154	6,850	10,999

Unconsolidated joint ventures:
Southern California	62	18	124	138
Northern California	40	14	118	127
Arizona	(2)	—	(2)	42
Illinois	2	32	27	32

Total unconsolidated joint ventures	102	64	267	339

Total (including joint ventures)	1,398	2,218	7,117	11,338

Selected Operating Data (continued)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Average number of selling communities during the period:
Southern California	38	29	36	27
Northern California	22	12	18	13

Total California	60	41	54	40

Arizona	28	23	28	16
Texas	39	38	38	29
Colorado	14	13	14	12
Nevada	2	—	1	—

Total Southwest	83	74	81	57

Florida	47	50	48	52
Carolinas	22	17	20	19

Total Southeast	69	67	68	71

Consolidated total	212	182	203	168

Unconsolidated joint ventures:
Southern California	5	1	3	2
Northern California	6	2	5	3
Arizona	—	—	—	1
Illinois	2	—	1	—

Total unconsolidated joint ventures	13	3	9	6

Total (including joint ventures)	225	185	212	174

			At December 31,
			2006	2005
Backlog (in homes):
Southern California			224	1,038
Northern California			99	298

Total California			323	1,336

Arizona			683	1,418
Texas			584	829
Colorado			148	210
Nevada			11	—

Total Southwest			1,426	2,457

Florida			697	2,276
Carolinas			193	207

Total Southeast			890	2,483

Consolidated total			2,639	6,276

Unconsolidated joint ventures:
Southern California			128	97
Northern California			43	43
Arizona			5	31
Illinois			18	32

Total unconsolidated joint ventures			194	203

Total (including joint ventures)			2,833	6,479

Selected Operating Data (continued)

	At December 31,
	2006	2005
Backlog (estimated dollar value in thousands):
Southern California	$187,062	$738,135
Northern California	59,392	220,436

Total California	246,454	958,571

Arizona	233,246	433,491
Texas	132,422	156,602
Colorado	57,867	68,882
Nevada	4,086	—

Total Southwest	427,621	658,975

Florida	206,313	612,362
Carolinas	43,042	34,961

Total Southeast	249,355	647,323

Consolidated total	923,430	2,264,869

Unconsolidated joint ventures:
Southern California	63,503	64,628
Northern California	31,517	31,073
Arizona	1,505	8,841
Illinois	10,700	13,920

Total unconsolidated joint ventures	107,225	118,462

Total (including joint ventures)	$1,030,655	$2,383,331

Building sites owned or controlled:
Southern California	12,788	15,795
Northern California	6,976	7,891

Total California	19,764	23,686

Arizona	10,664	12,371
Texas	9,258	13,251
Colorado	1,078	1,611
Nevada	3,037	2,255

Total Southwest	24,037	29,488

Florida	12,226	15,814
Carolinas	4,177	5,335
Illinois	179	220

Total Southeast	16,582	21,369

Total	60,383	74,543

Total building sites owned	35,823	34,349
Total building sites optioned	10,579	28,810
Total joint venture lots	13,981	11,384

Total (including joint ventures)	60,383	74,543

Completed and unsold homes:
Consolidated	798	318
Joint ventures	11	3

Total (including joint ventures)	809	321

Homes under construction:
Consolidated	3,661	6,080
Joint ventures	680	534

Total (including joint ventures)	4,341	6,614

Selected Financial Data

	Three Months Ended December 31,
	2006	2005
	(Dollars in thousands)
Net income(loss)	$(98,406)	$154,892
Net cash provided by (used in) operating activities	$216,207	$134,479
Net cash provided by (used in) investing activities	$(24,888)	$(69,842)
Net cash provided by (used in) financing activities	$(171,594)	$(51,296)
Adjusted Homebuilding EBITDA(1)	$165,750	$274,176
Homebuilding SG&A as a percentage of homebuilding revenues	10.0%	10.5%
Homebuilding interest incurred	$39,736	$27,146
Homebuilding interest capitalized to inventories owned	$37,698	$24,882
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$2,038	$2,264
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	4.8x	8.3x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$216,207	$134,479	$(290,580)	$(205,244)
Add:
Income taxes	(64,390)	94,970	70,040	269,830
Expensing of previously capitalized interest included in cost of sales	33,757	21,170	88,933	64,580
Excess tax benefits from share-based payment arrangements	257	—	2,697	—
Less:
Income from financial services subsidiary	3,866	1,219	5,428	3,458
Depreciation and amortization from financial services subsidiary	152	147	582	580
Loss on early extinguishment of debt	—	—	—	5,938
Net changes in operating assets and liabilities:
Trade and other receivables	20,422	21,114	2,739	47,869
Mortgage loans held for sale	150,253	39,653	125,123	41,265
Inventories-owned	(279,601)	(18,437)	590,008	559,766
Inventories-not owned	644	54,786	(68,993)	69,407
Deferred income taxes	120,178	16,570	126,587	20,700
Other assets	(30,815)	(6,140)	(189)	14,114
Accounts payable	(4,029)	(7,913)	5,638	(16,267)
Accrued liabilities	6,885	(74,710)	60,281	(64,968)

Adjusted Homebuilding EBITDA	$165,750	$274,176	$706,274	$791,076

(1)	Continued

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Net income(loss)	$(98,406)	$154,892	$123,693	$440,984
Add:
Cash distributions of income from unconsolidated joint ventures	9,183	26,551	75,422	61,725
Income taxes	(64,390)	94,970	70,040	269,830
Expensing of previously capitalized interest included in cost of sales	33,757	21,170	88,933	64,580
Noncash impairment charges	249,156	—	328,032	—
Homebuilding depreciation and amortization	2,162	1,536	7,163	5,361
Amortization of stock-based compensation	3,942	4,685	16,539	13,250
Less:
Income (loss) from unconsolidated joint ventures	(34,212)	28,409	(1,880)	61,196
Income from financial services subsidiary	3,866	1,219	5,428	3,458

Adjusted Homebuilding EBITDA	$165,750	$274,176	$706,274	$791,076

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At December 31,
	2006	2005
Stockholders’ equity per share	$27.39	$25.91
Ratio of total debt to total book capitalization(1)	55.5%	49.4%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	52.2%	46.5%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	3.1x	2.1x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	2.7x	1.9x
Homebuilding interest capitalized in inventories owned	$129,734	$80,988
Homebuilding interest capitalized as a percentage of inventories owned	4.0%	2.8%

(1)	Total debt at December 31, 2006 and 2005 includes $250.9 million and $123.4 million, respectively, of indebtedness of the Company’s financial services subsidiary and $13.6 million and $43.2 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $12.4 million and $13.8 million in cash and equivalents at December 31, 2006 and 2005, respectively, against homebuilding debt of $1,940.5 million and $1,528.4 million, respectively. Adjusted net homebuilding debt at December 31, 2006 and 2005 is further adjusted to exclude $250.9 million and $123.4 million, respectively, of indebtedness of the Company’s financial services subsidiary and $13.6 million and $43.2 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$17,376	$18,824
Trade and other receivables	77,725	74,986
Inventories:
Owned	3,268,788	2,928,850
Not owned	203,197	590,315
Investments in and advances to unconsolidated joint ventures	310,699	285,760
Deferred income taxes	185,268	58,681
Goodwill and other intangibles, net	102,624	120,396
Other assets	59,219	60,052

	4,224,896	4,137,864

Financial Services:
Cash and equivalents	14,727	9,799
Mortgage loans held for sale	254,958	129,835
Other assets	8,360	3,344

	278,045	142,978

Total Assets	$4,502,941	$4,280,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$109,444	$115,082
Accrued liabilities	280,905	345,294
Liabilities from inventories not owned	83,149	48,737
Revolving credit facility	289,500	183,100
Trust deed and other notes payable	52,498	97,031
Senior notes payable	1,449,245	1,099,153
Senior subordinated notes payable	149,232	149,124

	2,413,973	2,037,521

Financial Services:
Accounts payable and other liabilities	4,404	2,246
Mortgage credit facilities	250,907	123,426

	255,311	125,672

Total Liabilities	2,669,284	2,163,193

Minority Interests	69,287	378,490

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 64,422,548 and 67,129,010 shares outstanding, respectively	644	671
Additional paid-in capital	323,099	405,638
Retained earnings	1,446,043	1,332,850
Accumulated other comprehensive loss	(5,416)	—

Total Stockholders' Equity	1,764,370	1,739,159

Total Liabilities and Stockholders' Equity	$4,502,941	$4,280,842